Exhibit 99.1

HERITAGE BANKSHARES, INC.	150 Granby Street

Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	Michael S. Ives
Phone:	757-648-1601

Heritage Bankshares, Inc. Announces Second Quarter and Six Months 2008 Earnings and Declares Dividend

Norfolk, Va.: July 24, 2008 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (OTCBB, Pinksheets: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the second quarter and first six months of 2008.

Net income, after tax, for the quarter ended June 30, 2008 was $184,000, or $0.08 per diluted share, compared to net income, after tax, of $139,000, or $0.06 per diluted share, for the second quarter of 2007. Net income, after tax, for the first six months of 2008 was $231,000, or $0.10 per diluted share, compared to net income, after tax, of $239,000, or $0.10 per diluted share, for the same period in 2007.

Michael S. Ives, President and CEO of the Company and the Bank, commented:

“This was a quiet quarter for the Company in that there was very little impact on our net income from items of income or expense outside of our core operations. As I have stated on numerous occasions, we expect our net income to continue to improve from the growth of the Company and the elimination of transitional expenses.

“Furthermore, we are in the process of identifying and implementing opportunities for expense savings that should have no material impact on our basic banking operations. We believe this is only prudent as all financial institutions now face uncertain economic conditions.

“Finally, we are pleased to report that the asset quality of the Company remains exceptional. As of June 30, 2008, the Company did not hold any real estate owned and had total nonperforming assets of a mere $36,000, constituting less than 0.02% of total assets. Even with these impressive statistics regarding our asset quality, we will remain diligent to identify and address quickly any problems that might arise in our loan portfolio.”

Comparison of Operating Results for the Three Months Ended June 30, 2008 and 2007

Overview. The Company’s pretax income was $288,000 for the second quarter of 2008, compared to a pretax income of $208,000 for the second quarter of 2007. Compared to the second quarter of 2007, net interest income increased by $152,000, noninterest income decreased by $96,000 and noninterest expense decreased by $24,000. Net income, after tax, was $184,000, or $0.08 per diluted share, for the three months ended June 30, 2008, compared to a net income, after tax, of $139,000, or $0.06 per diluted share, for the three months ended June 30, 2007.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $152,000 in the second quarter of 2008 compared to the second quarter of 2007. This increase was primarily attributable to an increase of $18.1 million in the average balance of interest-earning assets, which more than offset an increase of $15.1 million in average interest-bearing liabilities, plus an increase in net interest spread from 2.68% to 3.07%. Net interest margin decreased by 4 basis points, from 3.84% in the second quarter of 2007 to 3.80% in the second quarter of 2008.

Provision for Loan Losses. There was no provision for loan losses for the three months ended June 30, 2008 or for the three months ended June 30, 2007.

Noninterest Income. Total noninterest income decreased by $96,000, from $311,000 in the second quarter of 2007 to $215,000 in the second quarter of 2008. This decrease was primarily due to a decrease of $29,000 in service charges on deposits, a decrease of $30,000 in gains on sales of mortgage loans held for sale and the sale of an investment in the second quarter of 2007 which resulted in a gain of $20,500 that did not recur in 2008.

Noninterest Expense. Total noninterest expense decreased by $24,000. Decreases of $65,000 and $38,000 in professional fees and compensation expense, respectively, were largely offset by a $50,000 increase in courier expense and a $49,000 increase in occupancy, furniture and fixture expense.

Income Taxes. The Company’s income tax expense for the quarter ended June 30, 2008 was $104,000, which represented an effective tax rate of 36.2%, compared to income tax expense of $69,000 for the quarter ended June 30, 2007, which represented an effective tax rate of 33.5%. The effective tax rate increased due to a higher percentage of net non-deductible items relative to pre-tax income.

Comparison of Operating Results for the Six Months Ended June 30, 2008 and 2007

Overview. The Company’s pretax income was $371,000 for the first six months of 2008, compared to a pretax income of $358,000 for the first six months of 2007, an increase of $13,000. Compared to the first six months of 2007, net interest income increased by $187,000, provision for loan losses decreased by $2,000, noninterest income decreased by $103,000 and noninterest expense increased by $73,000. Net income, after tax, was $231,000, or $0.10 per diluted share, for the six months ended June 30, 2008, compared to after-tax net income of $239,000, or $0.10 per diluted share, for the six months ended June 30, 2007.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $187,000 for the first six months of 2008 compared to the first six months of 2007. This increase was primarily attributable to an $11.8 million increase in the average balance of interest-earning assets, and an increase in net interest spread from 2.64% to 2.93%. The net interest margin declined by 6 basis points, from 3.80% for the second quarter of 2007 to 3.74% for the second quarter of 2008.

Provision for Loan Losses. Provision for loan losses decreased by $2,000. No provision for loan losses was recorded in the six months ended June 30, 2008 while $2,000 was recorded in the first six months of 2007.

Noninterest Income. Total noninterest income decreased by $103,000, from $567,000 in the first six months of 2007 to $464,000 in the first six months of 2008. This decrease was primarily related to a $49,000 decrease in service charges on deposits, a $15,000 decrease in gains on sales of mortgage loans held for sale and a nonrecurring $20,500 gain related to the sale of an investment in 2007.

Noninterest Expense. Total noninterest expense increased by $73,000, from $3.9 million in the first six months of 2007 to $4.0 million in the first six months of 2008. Decreases of $77,000 and $60,000 in compensation expense and professional fees, respectively, were more than offset by increases of $143,000 in occupancy, furniture and fixture expense and $98,000 in courier expense.

Income Taxes. The Company’s income tax expense for the six months ended June 30, 2008 was $140,000, which represented an effective tax rate of 37.7%, compared to income tax expense for the six months ended June 30, 2007 of $119,000, which represented an effective tax rate of 33.3%. The effective tax rate increased due to a higher percentage of net non-deductible items relative to pre-tax income.

Financial Condition of the Company

Total Assets. The Company’s total assets increased by $19.6 million, or 9.0%, from $216.8 million at June 30, 2007 to $236.4 million at June 30, 2008. The increase in assets resulted primarily from a $22.1 million increase in the ending balance of loans held for investment.

Funds Sold and Investment Securities. Total federal funds sold and investment securities available for sale were $46.0 million at June 30, 2008, compared to a combined balance of $53.0 million at June 30, 2007, reflecting a decrease in the combined balance of $7.0 million, or 13.2%.

Loans. Loans held for investment, net, at June 30, 2008 were $166.1 million, which represents an increase of $22.1 million, or 15.3%, from the June 30, 2007 loan balance of $144.0 million.

Asset Quality. The Company’s total nonperforming assets decreased to $36,000, or 0.02 % of assets, at June 30, 2008, compared to $187,000, or 0.09% of assets, at June 30, 2007, attributable to a decrease in the balance of nonaccrual loans.

Deposits. Driven by growth in core deposits, total deposits increased by $5.6 million, or 3.0%, from $189.7 million at June 30, 2007 to $195.3 million at June 30, 2008. Core deposits, which are comprised of checking, savings and money market accounts, increased by $5.1 million, or 3.7%, from $137.6 million at June 30, 2007 to $142.7 million at June 30, 2008.

Average total deposits increased by $6.4 million, or 3.5%, from $183.7 million during the six months ended June 30, 2007 to $190.1 million during the six months ended June 30, 2008. Average core deposits increased by $13.0 million, offset by a $6.6 million decrease in the average balance of certificates of deposit, between the comparable quarters.

Borrowed Funds. To fund asset growth, in addition to the increase in deposit balances, borrowed funds increased by $13.1 million, from $900,000 at June 30, 2007 to $14.0 million at June 30, 2008, due an increase in FHLB borrowings.

Capital. Stockholders’ equity increased by $1.0 million, or 3.9%, from $24.3 million at June 30, 2007 to $25.3 million at June 30, 2008. Stockholders’ equity increased primarily as a result of a $366,000 increase in retained earnings and a $448,000 increase in accumulated after-tax comprehensive income attributable to an increase in the market value of the Company’s available-for-sale investment securities portfolio.

Certain reclassifications have been made to prior period financial statements to conform them to the current period presentation.

The tables attached to and incorporated within this release present in greater detail certain of the unaudited financial information described above.

Subsequent Event

In July 2008, the Company sold approximately $28 million of FNMA and FHLMC balloon mortgage-backed securities, which yielded approximately 5%, and expects to record an after-tax gain on the sale of approximately $329,000 in the third quarter of 2008. The Company has not yet determined the disposition of the proceeds of the sale.

Dividend

On July 23, 2008, Heritage’s Board of Directors declared a $0.06 per share dividend on Heritage’s common stock. The dividend will be paid on August 14, 2008 to shareholders of record on August 4, 2008.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk and one full-service branch in the city of Virginia Beach. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, capital requirements of the planned expansion, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-KSB filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKS HARES , INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	At June 30,
	2008	2007
	(unaudited)	(unaudited)
ASSETS
Cash and due from banks	$9,020	$6,814
Federal funds sold	8,049	12,483
Securities available for sale, at fair value	37,940	40,519
Securities held to maturity , at cost	575	678
Loans, net
Held for investment, net of allowance for loan losses	166,047	143,993
Held for sale	417	330
Accrued interest receivable	704	849
Stock in Federal Reserve Bank, at cost	320	313
Stock in Federal Home Loan Bank of Atlanta, at cost	983	401
Premises and equipment, net	11,090	8,985
Other assets	1,249	1,430

Total assets	$236,394	$216,795

LIABILITIES AND STOCKHOLDERS
Liabilities
Deposits
Noninterest bearing	$58,896	$53,049
Interest-bearing	136,417	136,649

Total deposits	195,313	189,698

Federal Home Loan Bank Advance	13,000	—
Securities sold under agreements to repurchase	919	850
Other borrowings	50	50
Accrued interest payable	247	296
Other liabilities	1,560	1,555

Total liabilities	211,089	192,449

Stockholders’ equity
Common stock, $5 par value - authorized
3,000,000 shares; issued and outstanding: 2,278,652 shares at June 30, 2008; 2,278,652 shares at June 30, 2007	11,393	11,393
Additional paid-in capital	6,247	6,102
Retained earnings	7,303	6,937
Accumulated other comprehensive income (loss), net	362	(86)

Total stockholders’ equity	25,305	24,346

Total liabilities and stockholders’ equity	$236,394	$216,795

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income
Loans and fees on loans	$2,426	$2,479	$4,943	$4,922
Taxable investment securities	441	519	905	922
Nontaxable investment securities	13	12	25	25
Dividends on FRB and FHLB stock	14	11	32	22
Interest on federal funds sold	43	108	82	397
Other interest income	1	3	3	6

Total interest income	2,938	3,132	5,990	6,294
Interest expense
Deposits	874	1,241	1,931	2,511
Borrowings	39	18	146	57

Total interest expense	913	1,259	2,077	2,568
Net interest income	2,025	1,873	3,913	3,726
Provision for loan losses	—	—	—	2

Net interest income after provision for loan losses	2,025	1,873	3,913	3,724

Noninterest income
Service charges on deposit accounts	99	128	205	254
Gains on sale of loans held for sale, net	23	53	68	83
Gain on sale of investment securities	—	—	5	1
Late charges and other fees on loans	21	24	33	39
Other	72	106	153	190

Total noninterest income	215	311	464	567
Noninterest expense
Compensation	1,012	1,050	2,084	2,161
Data processing	141	130	276	260
Occupancy	192	160	406	300
Furniture and equipment	140	123	288	251
Taxes and licenses	64	55	132	109
Professional fees	65	130	160	220
Marketing	40	45	77	85
Telephone	25	29	51	64
Stationery and supplies	26	37	45	69
Other	247	217	487	414

Total noninterest expense	1,952	1,976	4,006	3,933
Income before provision for income taxes	288	208	371	358
Provision for income taxes	104	69	140	119

Net income	$184	$139	$231	$239

Earnings per common share
Basic	$0.08	$0.06	$0.10	$0.10

Diluted	$0.08	$0.06	$0.10	$0.10

Dividends per share	$0.06	$0.06	$0.12	$0.12

Weighted average shares outstanding - basic	2,278,652	2,278,652	2,278,652	2,278,507
Effect of dilutive stock options	—	—	—	—

Weighted average shares outstanding - assuming dilution	2,278,652	2,278,652	2,278,652	2,278,507

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Financial ratios
Annualized return on average assets	0.32%	0.26%	0.20%	0.23%
Annualized return on average equity	2.89%	2.26%	1.82%	1.96%
Average equity to average assets	11.00%	11.61%	11.21%	11.55%
Equity to assets, at period-end	10.70%	11.23%	10.70%	11.23%
Net interest margin	3.80%	3.84%	3.74%	3.80%
Per common share
Earnings per share - basic	$0.08	$0.06	$0.10	$0.10
Earnings per share - diluted	$0.08	$0.06	$0.10	$0.10
Book value per share	$11.11	$10.68	$11.11	$10.68
Dividends declared per share	$0.06	$0.06	$0.12	$0.12
Common stock outstanding	2,278,652	2,278,652	2,278,652	2,278,652
Weighted average basic shares outstanding	2,278,652	2,278,652	2,278,652	2,278,507
Weighted average diluted shares	2,278,652	2,278,652	2,278,652	2,278,507
Asset quality
Nonaccrual loans	$—	$187	$—	$187
Accruing loans past due 90 days or more	36	—	36	—

Total nonperforming loans	36	187	36	187
Real estate owned, net	—	—	—	—

Total nonperforming assets	$36	$187	$36	$187

Nonperforming assets to total assets	0.02%	0.09%	0.02%	0.09%
Allowance for loan losses
Balance, beginning of period	$1,492	$1,373	$1,400	$1,373
Provision for loan losses	—	—	—	2
Loans charged-off	(1)	—	(1)	(8)
Recoveries	101	9	193	15

Balance, end of period	$1,592	$1,382	$1,592	$1,382

Allowance for loan losses to gross loans held for investment, net of unearned fees and costs	0.95%	0.95%	0.95%	0.95%